ChinaNet Online Holdings Reports First Quarter 2011 Earnings

•	Internet Advertising revenue jumped 30% to $6.1 million; representing 87% of total revenue

•	Q1 gross margin expanded by 3,690 basis points year-over-year to 71.1%

•	Adjusted net income attributable to common shareholders grew 42% to $2.4 million with diluted EPS of $0.12

•	$3.8 million operating cash flows in Q1 2011

•	Launched premium branded portal www.liansuo.com

•	Reaffirms 2011 net income guidance of $17.5 to $18.2 million

BEIJING, May 17, 2011 -- ChinaNet Online Holdings, Inc. (Nasdaq:CNET) ("ChinaNet" or the "Company"), a leading full-service B2B fully integrated Internet service provider for small and medium-sized enterprises ("SMEs") to expand their sales networks in China, today announced first quarter financial results.

Summary Financials

First quarter 2011 Results (USD) (unaudited)

	Q1 2011	Q1 2010	CHANGE
Sales	$7.0 million	$10.2 million	-31%
Gross Profit	$5.0 million	$3.5 million	+43%
Gross Margin	71.1%	34.2%	+108%
Adjusted Net Income Attributable to Common Shareholders(1)	$2.4 million	$1.7 million	+42%
Adjusted EPS (Diluted)(1)	$0.12	$0.09	+33%

(1) Non-GAAP net income and EPS excludes $0.2 million non-cash gain on deconsolidation of a subsidiary and $1.9 million non-cash gain related to changes in fair value of warrants for the three month periods ended March 31, 2011 and 2010, respectively.

First quarter 2011 Financial Results

"Our first quarter results demonstrate further execution on our fully integrated service oriented growth strategy and the inherent operating leverage in our business model," stated Mr. Handong Cheng, Chairman and CEO of the Company. "The decision to allocate resources toward 28.com enabled us to successfully deliver new services to existing clients. This contributed to a doubling of gross margins to over 70%, and respective increases in both earnings and cash flow. As we grow our base of franchise customers, including larger branded clients and introduce new services to monetize this existing base, we see substantial opportunities to further expand our market share. In addition, the opportunity to introduce business services to a much larger client base of non-franchised SME (Small to Medium Enterprise) customers offers us another avenue for growth."

Revenues for the first quarter of 2011 decreased 31% to $7.0 million from the first quarter of 2010, consistent with management’s decision to allocate the majority of its capital to its internet advertising and marketing businesses. Revenues from the internet advertising and marketing business segment increased 30% to $6.1 million, while TV advertisement revenues fell 87% to $0.7 million. Successful brand building efforts for 28.com drove further growth in core advertising and internet based marketing tools, while the Company experienced initial contributions from its complementary brand management and sales channel expansion services.

TV production and advertising service revenues decreased as the Company reduced the total minutes of advertising time purchased in order to free up working capital. TV advertisement revenues only accounted for 10% of revenues in the first three months of 2011, down from 53% in the prior year. Revenues from this segment will continue to fluctuate according to customer demand.

First quarter 2011 Revenue Breakdown By Business Unit (USD in thousands) (unaudited)

	Q1 2011%		Q1 2010%		% Change
Internet Advertisement	6,086	87%	4,694	46%	+30%
TV Advertisement	726	10%	5,402	53%	-87%
Bank Kiosk	137	2%	132	1%	+4%
Brand Mgmt. & Sales Channel Expansion	75	1%	-	-	-

Total cost of sales was $2 million compared to $6.7 million for the same period in 2010. Gross profit for the first quarter of 2011 was $5 million, representing gross margin of 71.1%, compared to $3.5 million in gross profit and a gross margin of 34.2% in the first quarter of 2010. Internet advertisement generated 76.6% gross margin in the first quarter of 2011, in line with the 70%-80% historical range.

Operating expenses for the three months ended March 31, 2011 were approximately $2 million, up 44% from the period a year ago. Selling expenses for the period were $0.7 million compared to $0.4 million in the three months ended March 31, 2010 due to higher marketing and brand development for 28.com. Research and development expenses grew by 164% year-over-year to $0.35 million as the Company significantly increased technology and new product development projects.

Operating income for the first quarter of 2011 increased by 42.9% over the prior year to $3 million. Operating margins improved 2,230 basis points year-over-year to 43.3%.

GAAP net income attributable to common shareholders for the first quarter was $2.6 million. Adjusted net income attributable to common shareholders was $2.4 million and $1.7 million in the first quarter of 2011 and 2010, respectively, representing 41.2% growth. Adjusted diluted net income per share was $0.12 in the first quarter of 2011 compared to $0.09 in the same period in 2010, based on 20.8 million and 21.1 million outstanding shares, respectively.

Balance Sheet and Cash Flow

The Company had $17.6 million in cash and equivalents on March 31, 2011, compared to $15.6 million on December 31, 2010, working capital of $25.4 million, compared to $26.6 million on December 31, 2010, and a current ratio of 5.2 to 1 compared 5.3 to 1 on December 31, 2010. The Company generated $3.8 million of cash flows from operations in the first three months of 2011. Accounts receivable were $5.7 million on March 31, 2011, up from $4.3 million on March 31, 2010, with days sales outstanding of 73 days compared to 38 days.

Guidance for 2011

Management reaffirms its full year 2011 forecast for revenues to be between $50 and $54 million for 2011 and net income of $17.5 to $18.2 million. This guidance represents 20%-30% and 19%-24% growth in revenues and net income, respectively.

Business Updates

ChinaNet is focused on strategically expanding its rapidly growing internet advertising and marketing services business. Currently, 28.com, which connects SME franchisors with new franchisees, generates the majority of revenues.

To further streamline its internal operations and roll-out of new services, the Company reorganized into four fully integrated advertising, marketing and management services platforms which cover the pre-sale through the post-sale process and include: Social Networking Services (SNS) Information, Advertising and Marketing, Brand Management & Sales Channel Expansion (BMSCE), and Management Tools. ChinaNet expects to generate higher revenues, reduce costs, and increase return on invested capital by leveraging these integrated platforms to improve its marketing reach and services deployment across a broader range of franchisors, SMEs and entrepreneurs.

On May 1, 2011, the Company launched www.liansuo.com, a dedicated online portal focused exclusively on serving larger, high-value branded franchise business owners through an integrated full service platform. Liansuo.com strives to become the leading destination for premium franchise owners and currently lists 300 new customers on its site. By creating the most comprehensive site for qualified entrepreneurs and high quality franchise opportunities and a dedicated sales team of 12 experienced individuals, Liansuo.com will quickly build a large base of loyal clients who pay recurring fees to ChinaNet for advertising, brand management and software tools.

Earlier this month, ChinaNet participated in the Annual China Franchise Expo, Asia’s largest and most influential franchise exhibition. The Company met with over 100 new franchise owners across multiple sectors and signed twelve new clients for its integrated advertising and marketing services platform – two for 28.com and ten for Liansuo.com. These events provide tangible brand building and net customer additions and are a key component of the overall marketing strategy.

By integrating the two traditional advertising firms, which were recently acquired in Fujian Province, with our two new portals chuangye.com and zhaoshangke.com (both to be officially launched by the third quarter of this year), ChinaNet is embarking on an innovative model which will enable SME’s to transform themselves into branded players who control their own sales channel in China. The target market includes approximately 1.8 million SME’s which generate more than $3 million in revenues and have an excellent core competency by producing high quality or niche products, or being a premier service provider. ChinaNet’s value proposition includes helping establish a client’s brand, while becoming a complete business partner who both develops and implements a complete business plan to manage marketing and sales efforts, while identifying and securing qualified entrepreneurs to run retail stores or sales locations. The Company currently has fifteen enterprises signed up for this platform and is currently implementing services for three, including companies operating in the food and clothing industry. ChinaNet will receive a success fee, in addition to ongoing revenues from various business services and software tools from other service platform as mentioned. The target is to generate approximately $3,000 in revenue from each client per month.

“To support our organic growth plan, the Company is actively seeking acquisition targets to enhance its technology as well as to expand its market share in the franchise industry. Our goal is become the leading integrated service provider covering the entire SME sales process in China,” concluded Mr. Cheng.

Conference Call

The conference call will take place at 10:30 am ET on Tuesday, May 17th, 2011. Interested participants should call 1-877-941-8601 when calling within the United States or 1-480-629-9810 when calling internationally (passcode 4441378).

A playback will be available through May 24th, 2011. To listen, please call 1-877-870-5176 within the United States or 1-858-384-5517 when calling internationally. Utilize the pass code 4441378 for the replay.

This call is being webcast by ViaVid Broadcasting and can be accessed by clicking on this link http://viavid.net/dce.aspx?sid=000086A6, or visiting ViaVid's website at http://www.viavid.net , where the webcast can be accessed through May 24th, 2011.

About ChinaNet Online Holdings, Inc.

The Company, a parent company of ChinaNet Online Media Group Ltd., incorporated in the BVI ("ChinaNet"), a leading B2B fully integrated internet service provider for small and medium companies (SMEs) to expand their sales networks in China. Founded in 2003 and based in Beijing, PRC, the Company’s services include its 28.com portal to connect SME franchisors with new franchisees, Internet advertising and marketing with other value-added communication channels, brand management & sales channel solutions, and cloud-based management tools (introduced in 2011). Website: http://www.chinanet-online.com.

Safe Harbor

This release contains certain "forward-looking statements" relating to the business of ChinaNet Online Holdings, Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ChinaNet's current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance that future developments affecting ChinaNet will be those anticipated by ChinaNet. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ChinaNet undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

CONTACT:

HC International, Inc.

Ted Haberfield, Executive VP

+1-760-755-2716

thaberfield@hcinternational.net

About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: adjusted net income and adjusted EPS (basic and diluted). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our "recurring core business operating results." We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.

	Three months ended March 31,
	2011		2010
	GAAP	NON GAAP	GAAP	NON GAAP
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Income from operations	$3,038	$3,038	$2,146	$2,146
Other income (expenses):
Changes in fair value of warrants	-	-	1,861	-
Interest income	1	1	2	2
Share of earnings (losses) in equity investment affiliates	(47)	(47)	-	-
Gain on deconsolidation of subsidiary	229	-	-	-
Other income	6	6	-	-
	189	(40)	1,863	2
Income before income tax expense	3,227	2,998	4,009	2,148
Income tax expense	431	431	214	214
Net income	2,796	2,567	3,795	1,934
Net loss attributable to noncontrolling interest	16	16	-	-
Net income attributable to ChinaNet Online Holdings, Inc.	2,812	2,583	3,795	1,934

Net income attributable to ChinaNet Online Holdings, Inc.	2,812	2,583	3,795	1,934

Dividend for series A convertible preferred stock	(169)	(169)	(229)	(229)
Net income attributable to common shareholders of ChinaNet Online Holdings, Inc.	$2,643	$2,414	$3,566	$1,705

Earnings per common share-Basic	$0.15	$0.14	$0.22	$0.11
Earnings per common share-Diluted	$0.14	$0.12	$0.18	$0.09

Weighted average number of common shares outstanding:
Basic	17,244,315	17,244,315	16,234,409	16,234,409
Diluted	20,819,982	20,819,982	21,059,683	21,059,683

-- FINANCIAL TABLES –

ChinaNet Online Holdings, Inc.	March 31,	December 31,
CONSOLIDATED BALANCE SHEETS	2011	2010
	(US $'000)	(US $'000)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$17,630	$15,590
Accounts receivable, net	5,720	4,319
Other receivables	4,185	7,811
Prepayment and deposits to suppliers	3,393	3,325
Due from equity investment affiliates	49	-
Due from related parties	376	185
Deposit for acquisitions	-	1,512
Inventories	2	2
Other current assets	48	29
Total current assets	31,403	32,773

Investment in and advance to equity investment affiliates	9,293	7,162
Property and equipment, net	1,923	2,010
Acquired intangible assets, net	1,946	51
Goodwill	1,900	-
	$46,465	$41,996

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$510	$174
Advances from customers	867	2,120
Other payables	69	10
Accrued payroll and other accruals	390	470
Payable for acquisitions	950	-
Due to related parties	155	291
Due to Control Group	82	81
Due to director	156	559
Taxes payable	2,609	2,193
Dividends payable	253	255
Total current liabilities	6,041	6,153

Deferred tax liabilities-non current	472	-
Long-term borrowing from director	133	132
	6,646	6,285

Commitments and contingencies

Stockholders’ equity:
Series A convertible preferred stock (US$0.001 par value; authorized 8,000,000 shares; issued and outstanding 2,621,684 and 2,877,600 shares at March 31, 2011 and December 31, 2010, respectively; aggregate liquidation preference amount: $6,807 and $7,449, including accrued but unpaid dividends of $253 and $255, at March 31, 2011 and December 31, 2010, respectively)	3	3
Common stock (US$0.001 par value; authorized 50,000,000 shares; issued and outstanding 17,358,236 shares and 17,102,320 shares at March 31, 2011 and December 31, 2010, respectively)	17	17
Additional paid-in capital	18,721	18,614
Statutory reserves	1,587	1,587
Retained earnings	17,273	14,630
Accumulated other comprehensive income	1,123	930
Total ChinaNet’s Online Holdings, Inc.’s stockholders’ equity	38,724	35,781
Noncontrolling interest	1,095	(70)
Total stockholders’ equity	39,819	35,711

	$46,465	$41,996

ChinaNet Online Holdings, Inc. CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
	Three months ended March 31,
	2011	2010
	(US $'000)	(US $'000)
	(Unaudited)	(Unaudited)

Sales
From unrelated parties	$6,834	$10,034
From related parties	190	194
	$7,024	$10,228

Cost of sales
From unrelated parties	1,866	6,727
From related parties	164	-
	2,030	6,727

Gross margin	4,994	3,501

Operating expenses
Selling expenses	713	427
General and administrative expenses	890	794
Research and development expenses	353	134
	1,956	1,355

Income from operations	3,038	2,146

Other income (expense):
Changes in fair value of warrants	-	1,861
Interest income	1	2
Share of earnings (losses) in equity investment affiliates	(47)	-
Gain on deconsolidation of subsidiary	229	-
Other income	6	-
	189	1,863

Income before income tax expense and noncontrolling interest	3,227	4,009
Income tax expense	431	214
Net income	2,796	3,795
Net loss attributable to noncontrolling interest	16	-
Net income attributable to ChinaNet Online Holdings, Inc.	2,812	3,795

Other comprehensive income
Foreign currency translation gain	196	3
Comprehensive income	$2,992	$3,798

Net income attributable to ChinaNet Online Holdings, Inc.	2,812	3,795
Dividend of Series A convertible preferred stock	(169)	(229)
Net income attributable to common shareholders of ChinaNet Online Holdings, Inc.	$2,643	$3,566

Earnings per share
Earnings per common share
Basic	$0.15	$0.22
Diluted	$0.14	$0.18

Weighted average number of common shares outstanding:
Basic	17,244,315	16,234,409
Diluted	20,819,982	21,059,683

ChinaNet Online Holdings, Inc	Three months ended March 31,
CONSOLIDATED STATEMENTS OF CASH FLOWS	2011	2010
	(US $'000)	(US $'000)
	(Unaudited)	(Unaudited)

Cash flows from operating activities
Net income	$2,796	$3,795
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and Amortization	199	92
Share-based compensation expenses	107	63
Changes in fair value of warrants	-	(1,861)
Share of earnings (losses) in equity investment affiliates	47	-
Gain on deconsolidation of subsidiary	(229)	-
Gain on disposal of property and equipment	(3)	-
Deferred taxes	(15)	-
Changes in operating assets and liabilities
Accounts receivable	(1,302)	(1,062)
Other receivables	3,691	1,979
Prepayments and deposits to suppliers	(162)	(1,770)
Due from equity investment affiliates	(49)	-
Due from related parties	(149)	331
Other current assets	(19)	(430)
Accounts payable	336	212
Advances from customers	(1,263)	(486)
Accrued payroll and other accruals	(60)	75
Due to Control Group	-	(4)
Due to director	(403)	63
Due to related parties	(137)	(24)
Other payables	39	(16)
Taxes payable	397	(701)
Net cash provided by operating activities	3,821	256

Cash flows from investing activities
Purchases of vehicles and office equipment	(57)	(31)
Purchases of intangible assets	(11)	-
Cash from acquisition of subsidiaries	24	-
Cash effect on deconsolidation of a subsidiary	(181)	-
Advance to equity investment affiliates	(1,518)	-
Net cash used in investing activities	(1,743)	(31)

Cash flows from financing activities
Cash investment contributed by noncontrolling interest	74	-
Dividend paid to Series A convertible preferred stockholders	(171)	(285)
Increase of short-term loan to third parties	-	(1,463)
Net cash provided by financing activities	(97)	(1,748)

Effect of exchange rate fluctuation on cash and cash equivalents
	59	1

Net increase in cash and cash equivalents	2,040	(1,522)

Cash and cash equivalents at beginning of year	15,590	13,917
Cash and cash equivalents at end of period	$17,630	$12,395